Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-261100), the Registration Statement on Form S-3 (File No. 333-274665), and the Registration Statement on Form S-1 (File No. 333-280734) of iPower Inc. (“the Company”) of our report dated September 20, 2024, relating to the Company’s consolidated financial statements as of and for the years ended June 30, 2024 and 2023, respectively, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2024.

We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

Irvine, California

September 20, 2024